Exhibit 10(a)65






                                 THE SOUTHERN COMPANY
                            PRODUCTIVITY IMPROVEMENT PLAN

                                 AMENDED AND RESTATED
                              EFFECTIVE JANUARY 1, 1994




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                                 THE SOUTHERN COMPANY
                            PRODUCTIVITY IMPROVEMENT PLAN


                                 Amended and Restated
                              Effective January 1, 1994


          ARTICLE        DESCRIPTION                                   PAGE


          I              Definitions  . . . . . . . . . . . . . . . . . . 2

          II             Participants . . . . . . . . . . . . . . . . . . 4

          III            Corporate Financial Performance Award  . . . . . 5

          IV             Election for Deferral of Payment . . . . . . . . 7

          V              Deferred Compensation Accounts . . . . . . . . . 9

          VI             Distribution of Deferred Amounts . . . . . . .  11

          VII            Miscellaneous Provisions . . . . . . . . . . .  13
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                                 THE SOUTHERN COMPANY
                            PRODUCTIVITY IMPROVEMENT PLAN

                                       Purposes

               The purposes of The Southern Company Productivity Improvement Plan (the "Plan") are to provide a financial incentive which will focus the efforts of participants on areas that will have a direct and significant influence on corporate performance and to provide the potential for levels of compensation that will enhance the Employing Companies' abilities to attract, retain and motivate key management employees. In order to achieve these objectives, the Plan will be based upon corporate performance.

               The effective date of this amendment and restatement of the Plan shall be January 1, 1994, and except as otherwise provided herein, the terms of the Plan as in effect prior to January 1, 1994 shall continue to be applicable until such date.
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                                      ARTICLE I

                                     Definitions

               For purposes of the Plan, the following terms shall have the following meanings unless a different meaning is plainly required by the context:

               1.1 "Annual Corporate Financial Performance Award" shall mean the amount awarded to a Participant in accordance with
          Article III.

               1.2 "Annual Salary" shall mean the wages paid to a Participant without including overtime and before deduction of taxes, FICA, etc.

               1.3 "Award" shall mean an Annual Corporate Financial Performance Award.

               1.4 "Award Opportunity" shall mean the standard award a Participant could receive as an Annual Corporate Financial Performance Award.

               1.5 "Board of Directors" shall mean the Board of Directors of Southern Company Services, Inc.

               1.6 "Chief Executive Officer" shall mean the individual designated as such by the Board of Directors of an Employing Company and of The Southern Company.

               1.7 "Committee" or "Compensation Committee" shall mean the Compensation Committee of the Board of Directors of The Southern Company or the Employing Company.

               1.8 "Common Stock" shall mean the common stock of The Southern Company.

               1.9 "Computation Period" shall mean a four-year period commencing on the first day of the initial year of participation and thereafter it shall mean a four-year period commencing the first day of January each year.

               1.10 "Deferral Election" shall mean the Participant's written election to defer all or a portion of his Award pursuant to Article IV.

               1.11 "Deferred Productivity Improvement Plan Account" shall mean the account maintained for the Participant in accordance with Article V.

               1.12 "Employee" shall mean any person who is currently employed by an Employing Company but shall not include any individual who is eligible to participate in The Southern Company Executive Productivity Improvement Plan.

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               1.13 "Employing Company" shall mean Southern Company
          Services, Inc., or any affiliate or subsidiary (direct or indirect) of The Southern Company, which the Board of Directors may from time to time determine to bring under the Plan and which shall adopt the Plan, and any successor of any of them.

               The Employing Companies as of January 1, 1994 are:

                    Alabama Power Company
                    Georgia Power Company
                    Gulf Power Company
                    Mississippi Power Company
                    Savannah Electric and Power Company
                    Southern Company Services, Inc.
                    Southern Nuclear Operating Company, Inc.

               1.14 "Investment Election" shall mean the Participant's written election to have his deferred Award invested pursuant to
          Section 5.3 or Section 5.4.

               1.15 "Market Value" shall mean the average of the high and low sale prices of the Common Stock, as published in the Wall Street Journal in its report of New York Stock Exchange composite transactions, on the date such Market Value is to be determined, as specified herein (or the average of the high and low sale prices on the trading day immediately preceding such date if the Common Stock is not traded on the New York Stock Exchange on such date).

               1.16 "Participant" shall mean any Employee who satisfies the criteria referred to in Article II.

               1.17 "Plan" shall mean The Southern Company Productivity Improvement Plan, as described herein or as from time to time amended.

               1.18 "Grade Level" shall mean the evaluation assigned under the job evaluation system.

               1.19 "Grade Level Value" shall mean the assigned dollar value within the Annual Salary range for a Grade Level in a Computation Period, upon which awards are based.

               1.20 "Supervisor" shall mean the immediate person responsible for the supervision of the performance of the Participant.

               Where the context requires, words in the masculine gender shall include the feminine and neuter genders, words in the singular shall include the plural, and words in the plural shall include the singular.




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                                      ARTICLE II

                                     Participants

               2.1 The Participants in the Plan shall be limited to those Employees of an Employing Company who occupy Grade Level 19 and higher, as well as any other Employee who occupies a grade recommended for inclusion in the Plan by the Chief Executive Officer of an Employing Company with the concurrence of the Chief Executive Officer of The Southern Company, on January 1 of each calendar year; provided, however, that any additional Employees who are recommended for inclusion in the Plan by the Chief Executive Officer of an Employing Company with the concurrence of the Chief Executive Officer of The Southern Company shall be identified by Grade Level Value and/or title in an exhibit to the Plan each January 1.

               2.2 A Participant who vacates an eligible grade during a Computation Period for one of the following reasons shall be included in the Plan on a pro-rata basis:

                    (a)  retirement,

                    (b) total disability, as determined by the Social Security Administration,

                    (c)  death,

                    (d)  demotion due to health related reasons, or

                    (e) termination of employment, but only in the event the Participant shall transfer to or be reemployed by Southern Electric International, Inc. during the same Computation Period.

          The pro-rata amount of an Award shall be determined for the Computation Period in which such termination occurs by a fraction which is the number of months employed by an Employing Company during the Computation Period prior to such termination, divided by the total number of months in the Computation Period (generally forty-eight (48)) which ends immediately after such termination. The actual Awards will be made as soon as practicable and in accordance with any Deferral Election in effect. A Participant who vacates an eligible grade for reasons other than those described above shall forfeit any Award for any Computation Periods that have not closed as of the date the Participant vacates such eligible grade.

               2.3 The administration of Awards for Participants who are promoted or transferred from one grade included in the Plan to another grade included in the Plan, both within an Employing Company and between Employing Companies, shall be on a pro-rata basis in accordance with procedures adopted by the Employing Company or Companies.

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                                     ARTICLE III

                        Corporate Financial Performance Award

               3.1 The Award Opportunity for each Participant shall be based upon his Grade Level(s) and shall range from fifty percent (50%) to five percent (5%) of the Grade Level Value(s) for the Grade Level(s) held by the Participant during the Computation Period. In the event a Participant's Grade Level shall change during a Computation Period, a pro-rata amount of an Award Opportunity shall be determined for each Grade Level held by the Participant during the Computation Period. The Award Opportunity for each Grade Level shall be in the same proportion as the ratio of the number of months a Grade Level is held by the Participant during the Computation Period (determined as of the last day of the month) bears to the total number of months in such Computation Period (generally forty-eight (48) months). The Award Opportunity for each Grade Level held by a Participant shall be determined in accordance with the chart set forth in Exhibit A herein.

               3.2 Each Award Opportunity shall be further adjusted by the award percentage based on The Southern Company's average return on common equity ranking during a Computation Period as compared to the average return on common equity ranking of certain other member companies of the Southeastern Electric Exchange, as set forth in Exhibit B herein. In the case of an individual becoming a Participant subsequent to the initial year of the Plan, said Participant will participate on a pro-rata basis in each Computation Period which ends not less than two (2) years after becoming a Participant. Said pro-rata portion shall be determined for each Computation Period by a fraction which is the number of months remaining in the Computation Period after qualifying as a Participant, divided by the total number of months in the Computation Period (generally forty-eight (48)). A new four-year measuring period begins each year in order to recognize the need to link objectives over longer periods of time, to recognize changes in the operating environment, and to encourage Participants to make long-term decisions.

               3.3 Notwithstanding the above, an employee of Savannah Electric and Power Company ("SEPCO") who has been continuously employed by SEPCO since January 1, 1986 shall participate in the Award for the Computation Periods ending in 1989, 1990 and 1991 to the same extent he would have been eligible to participate based on his Grade Level then in effect, if SEPCO had been acquired by The Southern Company on January 1, 1986.








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               3.4  Notwithstanding the above provisions, an Award will not be granted for any Computation Period ending with the calendar year in which the current earnings of The Southern Company are less than the amount necessary to fund the dividends on its Common Stock at the rate such dividends were paid for the immediately preceding calendar year.

               3.5 In the discretion of the Compensation Committee of the Board of Directors, the Award for one or more Computation Period(s) may be calculated without regard to any extraordinary item of income or expense incurred by the Southern Company or any Employing Company, provided such determination is made prior to the close of the Computation Period.

               3.6 The Awards to the Participants will be paid in cash as soon as is practicable after all evaluations are completed. The Award payment may be deferred at the option of the Participant in accordance with Article IV. In the event a Participant shall not elect to defer a portion of his Award and shall die prior to the payment of such amount, payment shall be made to the beneficiary designated by the Participant. In the event a beneficiary designation has not been made or the designated beneficiary is deceased or cannot be located, payment shall be made to the estate of the Participant or former Participant.































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                                      ARTICLE IV

                           Election for Deferral of Payment

               4.1 A Participant may elect to defer payment of an Award until termination of service with an Employing Company by filing a Deferral Election with the Employing Company not later than December 31st of the year preceding the next succeeding
          Computation Period.

               4.2 Participants may elect to defer payments of any whole percentage (1% - 100%) of any Award that might be made to him.
          If a Deferral Election is duly made pursuant to the provisions of this Article with respect to an Award, an individual account will be maintained by the Employing Company as of the date of the Award.

               4.3 The Deferral Election shall be made in writing on a form prescribed by the Employing Company and said Deferral Election shall state:

                    (a) That the Participant wishes to make an election to defer payment of the Award;

                    (b)  The percentage of the Award to be deferred;

                    (c) The method of payment, which shall be the payment of a lump-sum or a series of annual payments not to exceed ten (10) years; and

                    (d) The time for commencement of distribution of his Deferred Productivity Improvement Plan Account, but not later than the first day of the month coinciding with or next following the second (2nd) anniversary of his termination of employment with the Employing Company.

               4.4 The Deferral Election shall be made by written notice to be delivered to the Employing Company prior to the first day of the next succeeding Computation Period and shall be effective on the first day of such succeeding Computation Period. A deferral Election for the Corporate Financial Performance Component shall be an election for the four-year computation period. A Participant's termination of participation in the Plan shall not affect Awards previously deferred.











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               4.5  The initial Deferral Election made with respect to
          (a) the method of payment whether it be lump sum or installments, including the number of installments selected, and (b) the time for commencement of distribution of a Participant's Account may not be revoked and shall govern the distribution of a Participant's Deferred Productivity Improvement Account. Notwithstanding the foregoing, and except as provided below, upon application to the senior officer in charge of employee relations of an Employing Company and the approval of such officer in his sole discretion, a Participant's Deferral Election may be amended not prior to the 395th day nor later than the 365th day prior to a Participant's date of termination in order to change (a) the form, and/or (b) the time for distribution of his Deferred Productivity Improvement Plan Account in accordance with the terms of the Plan; provided, however, that any Participant who is required to file reports pursuant to Section 16(a) of the Securities and Exchange Act of 1934, as amended, shall not be permitted to amend his Deferral Election during any time period for which such Participant is required to file any such reports. Each Participant making a Deferral Election in accordance with this Article IV and his successors, shall be bound as to any action taken pursuant to the terms thereof or pursuant to the Plan. Notwithstanding anything to the contrary above, if the time for distribution of a Participant's Deferred Productivity Improvement Plan Account is accelerated, such Account shall be discounted to reasonably reflect the time value of money.





























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                                      ARTICLE V

                            Deferred Compensation Accounts

               5.1 An account shall be established on the Employing Company books for each Participant electing a deferral pursuant to Article IV, which shall be designated as the Deferred Productivity Improvement Plan Account of said Participant. The Awards deferred in accordance with Article IV, pursuant to each Participant's Investment Election, the amounts computed in accordance with Section 5.2 and/or the number of shares computed in accordance with Section 5.1 shall be credited to the Deferred Productivity Improvement Plan Account.

               5.2 The Deferred Productivity Improvement Plan Account of each Participant electing to invest his deferred Awards for a Computation Period pursuant to this Section 5.2 shall be credited with an amount computed by the Employing Company by treating the Awards deferred as a sum certain to which the Employing Company will add in lieu of interest an amount equal to the prime rate of interest set by Wachovia Bank of Georgia, N.A.. Interest will be computed as if credited from the date such Award would otherwise have been paid and will be compounded quarterly at the end of each calendar quarter. The prime rate in effect on the first day of each calendar quarter shall be deemed the prime rate in effect for such calendar quarter. Interest will be treated as if accrued and will be compounded on any balance until such amount is fully distributed.

               5.3 The Deferred Productivity Improvement Plan Account of each Participant electing to invest his deferred Award for a Computation Period pursuant to this Section 5.3 shall be credited with the number of shares (including fractional shares) of Common Stock which could have been purchased on the date such deferred Awards otherwise would have been paid based upon the Common Stock's Market Value. As of each date of payment of dividends on the Common Stock there shall be credited with respect to shares of Common Stock in the Participant's Deferred Productivity Improvement Plan Account such additional shares (including fractional shares) of Common Stock as follows:

                    (a) In the case of cash dividends, such additional shares as could be purchased at the Market Value as of the payment date with the dividends which would have been payable if the credited shares had been outstanding;

                    (b) In the case of dividends payable in property other than cash or Common Stock, such additional shares as could be purchased at the Market Value as of the payment date with the fair market value of the property which would have been payable if the credited shares had been outstanding; or




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                    (c)  In the case of dividends payable in Common Stock,
               such additional shares as would have been payable on the credited shares if they had been outstanding.

               5.4 The Investment Election by a Participant with respect to his Deferred Productivity Improvement Plan Account shall be made in writing on a form prescribed by the Employing Company. Any Investment Election shall be delivered to the Employing Company prior to the first day of the next succeeding Computation Period and shall be effective on the first day of such succeeding Computation Period. The Investment Election made in accordance with this Article V shall be irrevocable and shall continue from Computation Period to Computation Period unless the Participant changes the Investment Election regarding future deferred Awards by submitting a written request to the Employing Company on a form prescribed by the Employing Company. Any such change shall become effective as of the first day of the Computation Period next following the Computation Period in which such request is given.

               5.5 At the end of each year, a report shall be issued to each Participant who has a Deferred Productivity Improvement Plan Account and said report will set forth the amount and the Market Value of any shares of Common Stock reflected in such Account.

               5.6 The terms and provisions of Articles V and VI in effect prior to the effective date of this amendment and restatement shall remain in force and continue to apply to Individual Performance Annual Awards and Annual Corporate Financial Performance Awards deferred by Participants prior to January 1, 1994.
























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                                      ARTICLE VI

                           Distribution of Deferred Amounts

               6.1 When a Participant terminates his employment with the Employing Company, said Participant shall be entitled to receive the entire amount and the Market Value of any shares of Common Stock (and Fractions thereof) reflected in his Deferred Productivity Improvement Plan Account maintained by the Employing Company in accordance with his Deferral Election made pursuant to
          Article IV of the Plan. No portion of a Participant's Deferred Productivity Improvement Plan Account shall be distributed in Common Stock.

               6.2 In the event a Participant elected to receive annual installments, the first payment shall be made on the first day of the month selected by the Participant in accordance with the terms of the Plan, or as soon as reasonably possible thereafter, and shall be an amount equal to the balance in the Participant's Deferred Productivity Improvement Plan Account divided by the number of annual installment payments. Each subsequent annual payment shall be an amount equal to the balance in the Participant's Deferred Productivity Improvement Plan Account on the payment date, divided by the number of the remaining annual payments and shall be due on the anniversary of the preceding payment date. The Market Value of any shares of Common Stock credited to a Participant's Deferred Productivity Improvement Plan Account shall be determined as of the twenty-fifth (25th) day of the month immediately preceding the date of any lump sum or installment distribution.

               6.3 Upon the death or total disability of a Participant, or a former Participant prior to the payment of all amounts and the Market Value of any shares of Common Stock (and fractions thereof) credited to said Participant's Deferred Productivity Improvement Plan Account, the unpaid balance shall be paid in the sole discretion of the Employing Company (a) in a lump sum to the designated beneficiary of a Participant or former Participant within thirty (30) days of the date of death (or as soon as reasonably possible thereafter) or (b) in accordance with the Deferral Election made by such Participant or former Participant. In the event a beneficiary designation is not on file or the designated beneficiary is deceased or cannot be located, payment will be made to the estate of the Participant or former Participant. The Market Value of any shares of Common Stock credited to a Participant's Deferred productivity Improvement Plan Account shall be determined as of the twenty-fifth (25th) day of the month immediately preceding the date of any lump sum or installment distribution.

               6.4 The beneficiary designation may be changed by the Participant or former Participant at any time, and without the consent of the prior beneficiary.


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               6.5  The senior officer in charge of employee relations of an Employing Company, in his sole discretion upon application made to him, may determine to accelerate payments or, in the event of death or total disability (as determined by the Social Security Administration), to extend or otherwise make payments in a manner different from the manner in which they would be made in the absence of such determination; provided, however, that if a payment is accelerated in accordance with this Section 6.5, such payment shall be discounted to reasonably reflect the time value of money.













































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                                     ARTICLE VII

                               Miscellaneous Provisions

               7.1 Neither the Participant, his beneficiary, nor his personal representative shall have any rights to commute, sell, assign, transfer or otherwise convey the right to receive any payments hereunder, which payments and the rights thereto are expressly declared to be nonassignable and nontransferable. Any attempt to assign or transfer the right to payments of this Plan shall be void and have no effect.

               7.2 The Employing Company shall not reserve or otherwise set aside funds for the payments of Awards deferred in accordance with Article IV.

               7.3 The Plan may be amended, modified, or terminated by the Board of Directors in its sole discretion at any time and from time to time; provided, however, that no such amendment, modification, or termination shall impair any rights to payments which have been deferred under the Plan prior to such amendment, modification, or termination.

               7.4 It is expressly understood and agreed that the Awards made in accordance with the Plan are in addition to any other benefits or compensation to which a Participant may be entitled or for which he may be eligible, whether funded or unfunded, by reason of his employment with the Employing Company.

               7.5 There shall be deducted from the payment of each Award under the Plan the amount of any tax required by any governmental authority to be withheld and paid over by the Employing Company to such governmental authority for the account of the person entitled to such distribution.

               7.6 Any Awards paid to a Participant while employed by an Employing Company shall not be considered in the calculation of the Participant's benefits under any other employee welfare or pension benefit plan maintained by an Employing Company, unless otherwise specifically provided therein.

               7.7 This Plan, and all its rights under it, shall be governed by and construed in accordance with the laws of the State of Georgia.











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               IN WITNESS WHEREOF, Southern Company Services, Inc., through its officers duly authorized, hereby amends and restates The Southern Company Productivity Improvement Plan this ____ day of ____________________, 1994, to be effective January 1, 1994.


                                        SOUTHERN COMPANY SERVICES, INC.




                                        By:  _______________________________
                                        Its:

          Attest:


          By:  ________________________
          Its:



                    [CORPORATE SEAL]













          (LLC) H:\southern\southern.pip


















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                                  EXPLANATORY NOTES


          1. Under the Corporate Financial Component, the average ROCE for a Computation Period will be determined by
               a) calculating the average ROCE for each year in the Computation Period, b) adding the average ROCE calculations for all years in the Computation Period; and c) dividing the total by the number of years in the Computation Period.

          2.   The peer group companies are as follows:
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                                 THE SOUTHERN COMPANY



                            PRODUCTIVITY IMPROVEMENT PLAN



                                      EXHIBIT A



                                              Annual Corporate

              CEO/Grade Level        Financial Performance Opportunity




               President/CEO                        50%

               President/CEO                        35%


                    30                              35%


                   29-28                            30%

                   27-26                            25%


                   25-24                            20%

                   23-22                            15%


                   21-20                            10%


                    19                               5%
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                                 THE SOUTHERN COMPANY

                            PRODUCTIVITY IMPROVEMENT PLAN

                                      EXHIBIT B

                              AWARD PERCENTAGE SCHEDULE

                                             Position Ranking

                                    12-14         15-17           18-20
            Award Percentage    Companies     Companies       Companies
                                    Above         Above           Above
                  125%         Position 1    Position 1      Position 1

                   120                  1             1               1

                   115                  2             2               2
                   110                  2.5           3               3

                   105                  3             4               4
                   100                  4             4.5             5

                   95                   4.5           5               6

                   90                   5             6               7
                   85                   6             7               8

                   80                   6.5           8               9
                   75                   7             8.5            10

                   70                   8             9              11

                   65                   8.5          10              12
                   60                   9            11              13

                   55                  10            12              14
                   50                  10.5          12.5            14.5

                    0            Below 10.5    Below 12.5      Below 14.5
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